CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$22,990,000	$2,671.44

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated January 20, 2015 (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$22,990,000 Annual AutoCallable Notes due January 25, 2018 Linked to the Performance of the S&P 500® Index and the Russell 2000® Index Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	January 20, 2015

Issue Date:	January 23, 2015

Final Valuation Date:*	January 22, 2018

Maturity Date:*	January 25, 2018

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Assets:	Reference Asset	Bloomberg Ticker Symbol	Initial Level	Call Level	Barrier Level
	S&P 500® Index	SPX <Index>	2,022.55	2,022.55	1,719.17
	Russell 2000® Index	RTY <Index>	1,170.25	1,170.25	994.71

The S&P 500® Index (the “S&P 500 Index”) and the Russell 2000® Index (the “Russell 2000 Index”) are each referred to in this pricing supplement as an “Index” and collectively as the “Indices”.

Payment at Maturity:

If the Notes are not automatically called pursuant to the “Automatic Call” provisions described below, and if you hold your Notes to maturity, you will receive a cash payment at maturity (in each case, subject to our credit risk), calculated as follows:

•       If the Final Level of the Lesser Performing Index is equal to or greater than its Barrier Level, $1,000 per $1,000 principal amount Note;

•       If the Final Level of the Lesser Performing Index is less than its Barrier Level, an amount calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

If the Final Level of the Lesser Performing Index is less than its Barrier Level, your Notes will be fully exposed to the negative performance of the Lesser Performing Index and you will lose some or all of your investment in the Notes. The payment at maturity will be based solely on the Index Return of the Lesser Performing Index and the performance of the Index that is not the Lesser Performing Index will not be taken into account for purposes of calculating any payment at maturity under the Notes. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Automatic Call:	If, on any Call Valuation Date, the Index Closing Level of each Index is equal to or greater than its respective Call Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Call Price payable on the applicable Call Settlement Date.

Call Valuation Dates:*	January 25, 2016 (the “first Call Valuation Date”), January 20, 2017 (the “second Call Valuation Date”) and the Final Valuation Date (the “final Call Valuation Date”).

Call Settlement Date:*	The third Business Day after the applicable Call Valuation Date (provided that the final Call Settlement Date will be the Maturity Date).

Initial Level:	With respect to an Index, the Index Closing Level on the Initial Valuation Date (rounded to two decimal places in the case of the Russell 2000 Index), as set forth in the table above.

Call Level:	With respect to an Index, 100% of its Initial Level (as set forth in the table above).

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.50%	97.50%
Total	$22,990,000	$22,990,000	$574,750	$22,415,250

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $971.40 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-4 of this pricing supplement.
(2)	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.50% of the principal amount of the notes, or $25.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Call Price:

For every $1,000 principal amount Note, an amount equal to $1,000 plus a call premium calculated as follows:

•       13.55% × $1,000, or $135.50, if the Notes are automatically called in respect of the first Call Valuation Date

•       27.10% × $1,000, or $271.00, if the Notes are automatically called in respect of the second Call Valuation Date

•       40.65% × $1,000, or $406.50, if the Notes are automatically called in respect of the final Call Valuation Date

Barrier Level:	With respect to an Index, 85.00% of its Initial Level, rounded to the nearest hundredth, as set forth in the table above.

Final Level:	With respect to an Index, the Index Closing Level on the Final Valuation Date.

Index Return:	With respect to an Index, the performance of such Index from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level

Lesser Performing Index:	The Index with the lower Index Return, as calculated in the manner set forth above.

Index Closing Level:

With respect to an Index on any day, the official closing level of the Index published at the regular weekday close of trading on that day as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing level of an Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

Reference Asset Business Day:

A day that is a scheduled trading day with respect to both Indices on which no Market Disruption Event occurs or is continuing with respect to either Index.

The term “scheduled trading day”, with respect to each Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741UPT5 / US06741UPT50

*	Subject to postponement, as described under “Selected Purchase Considerations—Reference Asset Business Days and Market Disruption Events” in this pricing supplement

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately four months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES UPON AUTOMATIC CALL OR AT MATURITY

The following examples demonstrate how the payment (if any) upon early redemption or maturity of the Notes will be calculated under various circumstances. The numbers set forth in the following examples are purely hypothetical and have been rounded for eases of reference. We cannot predict the Index Closing Level of either Index on any Call Valuation Date. The following examples do not take into account any tax consequences of investing in the Notes.

In addition, these examples make the following key assumptions:

•	Initial Level of each Index: 100.00*

•	Barrier Level with respect to each Index: 85.00, or 85% of the hypothetical Initial Level for each Index set forth above

•	Call Level with respect to each Index: 100.00 (100% of the hypothetical Initial Level)

•	Call Price per $1,000 principal amount Note: $1,135.50 (if called on the first Call Valuation Date), $1,271.00 (if called on the second Call Valuation Date) and $1,406.50 (if called on the final Call Valuation Date)

*	The hypothetical Initial Level of 100.00 for each Index and the hypothetical Barrier Levels and Call Levels noted above have been chosen for illustrative purposes only. The actual Initial Levels, Barrier Levels and Call Levels for the S&P 500 Index and the Russell 2000 Index are as set forth on the cover of this pricing supplement. For more information about recent levels of the Indices, please see “Information Regarding the Indices” below.

Examples Where the Notes are Automatically Called on the First or Second Call Valuation Date

Example 1: The Notes are automatically called on the first Call Valuation Date.

Index	Index Closing Level on First Call Valuation Date	Closing Level on Second Call Valuation Date	Final Level
S&P 500 Index	105.00	N/A	N/A
Russell 2000 Index	100.00	N/A	N/A

Because the Index Closing Level of each Index is equal to or greater than their respective Call Levels on the first Call Valuation Date, the Notes are automatically called and you will receive on the applicable Call Settlement Date a cash payment of $1,135.50 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × 13.55%] = $1,135.50

The return on investment of the Notes is 13.55%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the level of either Index at any time after the Call Settlement Date.

Example 2: The Notes are automatically called on the second Call Valuation Date.

Index	Index Closing Level on First Call Valuation Date	Closing Level on Second Call Valuation Date	Final Level
S&P 500 Index	120.00	115.00	N/A
Russell 2000 Index	90.00	105.00	N/A

Because the Index Closing Level of the Russell 2000 Index is less than its Call Level on the first Call Valuation Date, the Notes are not automatically called. Because, however, the Index Closing Level of each Index is equal to or greater than their respective Call Levels on the second Call Valuation Date, the Notes are automatically called and you will receive a cash payment of $1,271.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × 27.10%] = $1,271.00

The return on investment of the Notes is 27.10%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the level of either Index at any time after the Call Settlement Date.

Examples Where the Notes Are Not Automatically Called on the First or Second Call Valuation Dates

The following table and examples are based upon the assumptions set forth above and further assume that the Notes have not been called on the first or second Call Valuation Date. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Final Level of S&P 500 Index	Final Level of Russell 2000 Index	Index Return of S&P 500 Index	Index Return of Russell 2000 Index	Index Return of the Lesser Performing Index	Payment at Maturity (per $1,000 principal amount Note)
205.00	200.00	105.00%	100.00%	100.00%	$1,406.50(1)
190.00	200.00	90.00%	100.00%	90.00%	$1,406.50(1)
185.00	180.00	85.00%	80.00%	80.00%	$1,406.50(1)
170.00	180.00	70.00%	80.00%	70.00%	$1,406.50(1)
210.00	160.00	110.00%	60.00%	60.00%	$1,406.50(1)
150.00	185.00	50.00%	85.00%	50.00%	$1,406.50(1)
145.00	140.00	45.00%	40.00%	40.00%	$1,406.50(1)
130.00	150.00	30.00%	50.00%	30.00%	$1,406.50(1)
120.00	160.00	20.00%	60.00%	20.00%	$1,406.50(1)
110.00	125.00	10.00%	25.00%	10.00%	$1,406.50(1)
105.00	100.00	5.00%	0.00%	0.00%	$1,406.50(1)
110.00	95.00	10.00%	-5.00%	-5.00%	$1,000.00(2)
90.00	112.00	-10.00%	12.00%	-10.00%	$1,000.00(2)
102.00	85.00	2.00%	-15.00%	-15.00%	$1,000.00(2)
80.00	95.00	-20.00%	-5.00%	-20.00%	$800.00(3)
70.00	120.00	-30.00%	20.00%	-30.00%	$700.00(3)
90.00	60.00	-10.00%	-40.00%	-40.00%	$600.00(3)
120.00	50.00	20.00%	-50.00%	-50.00%	$500.00(3)
40.00	95.00	-60.00%	-5.00%	-60.00%	$400.00(3)
110.00	30.00	10.00%	-70.00%	-70.00%	$300.00(3)
20.00	50.00	-80.00%	-50.00%	-80.00%	$200.00(3)
10.00	40.00	-90.00%	-60.00%	-90.00%	$100.00(3)
105.00	0.00	5.00%	-100.00%	-100.00%	$0.00(3)

(1)	Because the Final Level of each Index is equal to or greater than their respective Call Levels, the payment at maturity is equal to the Call Price attributable to the final Call Valuation Date (the Final Valuation Date).
(2)	Because the Final Level of at least one Index is less than its Call Level, the Notes are not subject to the Automatic Call provisions described above. Because the Final Level of the Lesser Performing Index is not less than its respective Barrier Level, the investor receives a payment at maturity $1,000 per $1,000 principal amount Note that they hold.
(3)	Because the Final Level of at least one Index is less than its Call Level, the Notes are not subject to the Automatic Call provisions described above. Because the Final Level of the Lesser Performing Index is less than its respective Barrier Level, the investor is fully exposed to the negative performance of the Lesser Performing Index.

Example 3: The Final Level of the S&P 500 Index is 110.00 and the Final Level of the Russell 2000 Index is 125.00.

Because the Final Level of each Index is equal to or greater than their respective Call Levels, the Notes are automatically called and you will receive a payment at maturity of $1,406.50 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × 40.65%] = $1,406.50

The return on investment of the Notes is 40.65%.

Example 4: The Final Level of the S&P 500 Index is 90.00 and the Final Level of the Russell 2000 Index is 112.00.

Because the Final Level of the S&P 500 Index is below its Call Level, the Notes are not automatically called on the final Call Valuation Date. Because the Index Return of the S&P 500 Index is less than the Index Return of the Russell 2000 Index, the S&P 500 Index is the Lesser Performing Index. Accordingly, the Final Level of the Lesser Performing Index is equal to or greater than its Barrier Level and you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

The return on investment of the Notes is 0.00%.

Example 5: The Final Level of the S&P 500 Index is 120.00 and the Final Level of the Russell 2000 Index is 50.00.

Because the Final Level of the Russell 2000 Index is below its Call Level, the Notes are not automatically called on the final Call Valuation Date.

Because the Index Return of the Russell 2000 Index is less than the Index Return of the S&P 500 Index, the Russell 2000 Index is the Lesser Performing Index. Accordingly, the Final Level of the Lesser Performing Index is less than its Barrier Level and you will receive a payment at maturity of $500.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

$1,000 + [$1,000 × -50.00%] = $500.00

The return on investment of the Notes is- 50.00%.

Example 6: The Final Level of the S&P 500 Index is 20.00 and the Final Level of the Russell 2000 Index is 50.00.

Because the Final Level of at least one Index (and, in this case, both Indices) is less than its Call Level, the Notes are not automatically called on the final Call Valuation Date.

Because the Index Return of the S&P 500 Index is less than the Index Return of the Russell 2000 Index, the S&P 500 Index is the Lesser Performing Index. Accordingly, the Final Level of the Lesser Performing Index is less than its Barrier Level and you will receive a payment at maturity of $200.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

$1,000 + [$1,000 × -80.00%] = $200.00

The return on investment of the Notes is - 80.00%.

Examples 4 through 6 above demonstrate that, if your Notes are not automatically called on the first Call Valuation Date or the second Call Valuation Date, you will not receive more than the principal amount of your Notes at maturity unless the Final level of each Index is equal to or greater than its respective Call Level. Examples 5 and 6 demonstrate that, if the Notes are not automatically called and if the Final Level of either Index is less than its Barrier Level, your investment in the Notes will be fully exposed to the negative performance of the Lesser Performing Index (regardless of the performance of the other Index) and you will lose some or all of your principal.

SELECTED PURCHASE CONSIDERATIONS

•	Reference Asset Business Days Market Disruption Events—The Call Valuation Dates (including the Final Valuation Date), the Call Settlement Dates, the Maturity Date and the payment at maturity are subject to adjustment in the event that a scheduled Call Valuation Date is not a Reference Asset Business Day.

If the Calculation Agent determines that a Call Valuation Date (including the Final Valuation Date) is not a Reference Asset Business Day, the Call Valuation Date will be postponed. If such postponement occurs, the Index Closing Levels of the Indices shall be determined using the Index Closing Levels on the first following Reference Asset Business Day. In no event, however, will a Call Valuation Date (including the Final Valuation Date) be postponed by more than five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event). If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Index on such fifth day, the Calculation Agent will determine the Index Closing Level of either Index unaffected by such Market Disruption Event using the Index Closing Level on such fifth day, and will make an estimate of the Index Closing Level of any Index affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event. In the event that a Call Valuation Date is postponed and the Notes are automatically called, the Call Settlement Date will be the third Business Day following the Call Valuation Date, as postponed. If the Final Valuation Date is postponed, the Maturity Date will be postponed such that the number of business days fro the Final Valuation Date to the Maturity Date remains the same.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, any Call Valuation Date (including the Final Valuation Date) may be postponed by up to five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event), as described above.

For a description of what constitutes a Market Disruption Event with respect to the either Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

•	Adjustments to the Indices—The Indices are subject to adjustment in various circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” in the accompanying prospectus supplement.

•	Exposure to the U.S. Equities of the Indices—The S&P 500 Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Indices, please see “Information Regarding the Indices” below”.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Indices. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Indices that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders. The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More than One Reference Asset, Where the Performance of the Security is Based on Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”; and

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”.

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Significant Loss— The Notes do not guarantee any return of principal. If the Notes are not called pursuant to the “Automatic Call” provisions and the Final Level of the Lesser Performing Index is less than its Barrier Level, your Notes will be fully exposed to such decline of the Lesser Performing Index from its Initial Level to its Final Level and you will lose some or all of your principal. You may lose up to 100% of your investment in the Notes.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•	Potential Positive Return is limited to the Applicable Call Premium—If the Notes are automatically called pursuant to the “Automatic Call” provisions described above, you will receive on the applicable Call Settlement Date a payment per $1,000 principal amount equal to the applicable Call Price. You will not participate in any appreciation of Index above the percentage represented by the applicable call premium, which may be significant.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Index Closing Level of each Index on any Call Valuation Date is equal to or greater than its Call Level on such date, as described on the cover page of this pricing supplement. As such, the term of the Notes may be as short as approximately one year.

In the event than an Automatic Call occurs, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No further payments will be made on the Notes after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold. It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•	Whether or Not the Notes Will be Automatically Called Prior to Maturity Will Not be Based on the Levels of the Indices at Any Time Other than the Index Closing Levels on the applicable Call Valuation Date—Whether or not the Notes are automatically called pursuant to the “Automatic Call” provisions will be based solely on the Index Closing Levels of the Indices on the Call Valuation Dates. Accordingly, if the level of either or both Indices drops on any Call Valuation Date such that the Index Closing Level of either Index on such date falls below its respective Call Level, your Notes will not be called on the relevant Call Valuation Date.

•	If Your Notes Are Not Called Pursuant to the “Automatic Call” Provisions, the Payment at Maturity on Your Notes will be Based Solely on the Final Level of the Lesser Performing Index—If the Notes are not automatically called, the determination of the Index of the Lesser Performing Index and, therefore, the payment at maturity will not be made based on any level of either Index other than the Final Level of the Lesser Performing Index. Therefore, if the Notes are not automatically called and if the level of the Lesser Performing Index drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes will be significantly less than it would otherwise have been had such payment been linked to the levels of the Indices prior to such drop.

•	No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing either Index would have.

•	Risks Associated with Small Capitalization Stocks May Affect the Notes—The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	Historical Performance of the Indices Should Not Be Taken as Any Indication of the Future Performance of the Indices Over the Term of the Notes—The historical performance of an Index is not an indication of the future performance of that Index over the term of the Notes. The historical correlation between Indices is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Indices individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either Index.

•	The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth and Investment Management, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth and Investment Management will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions for any such sales. The role of Barclays Wealth and Investment Management as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth and Investment Management is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth and Investment Management is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth and Investment Management, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover page of this pricing supplement), which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Indices on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Indices and the common stocks underlying the Indices;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying the Indices;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE INDICES

The S&P 500 Index

As noted above, the S&P 500 Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500 Index, discussed in further detail in the accompanying index supplement, is based on the aggregate market value of the common stocks of 500 leading companies in leading industries of the U.S. economy as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

For more information about the S&P 500 Index, the index sponsor and license agreement between the index sponsor and the issuer, as well as certain risk factors that you should consider, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” and “Risk Factors” on page IS-36 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the S&P 500 Index

You should not take the historical levels of the S&P 500 Index as an indication of the future performance of the S&P 500 Index. The level of the S&P 500 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level during any period shown below is not an indication that the S&P 500 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the S&P 500 Index. The actual performance of the S&P 500 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Level of the S&P 500 Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012, 2013 and 2014 and the first calendar quarter of 2015 (through January 20, 2015). We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	1,447.16	1,273.37	1,322.70
June 30, 2008	1,426.63	1,278.38	1,280.00
September 30, 2008	1,305.32	1,106.39	1,166.36
December 31, 2008	1,161.06	752.44	903.25
March 31, 2009	934.70	676.53	797.87
June 30, 2009	946.21	811.08	919.32
September 30, 2009	1,071.66	879.13	1,057.08
December 31, 2009	1,127.78	1,025.21	1,115.10
March 31, 2010	1,174.17	1,056.74	1,169.43
June 30, 2010	1,217.28	1,030.71	1,030.71
September 30, 2010	1,148.67	1,022.58	1,141.20
December 31, 2010	1,259.78	1,137.03	1,257.64
March 31, 2011	1,343.01	1,256.88	1,325.83
June 30, 2011	1,363.61	1,265.42	1,320.64
September 30, 2011	1,353.22	1,119.46	1,131.42
December 31, 2011	1,285.09	1,099.23	1,257.60
March 31, 2012	1,416.51	1,277.06	1,408.47
June 30, 2012	1,419.04	1,278.04	1,362.16
September 30, 2012	1,465.77	1,334.76	1,440.67
December 31, 2012	1,461.40	1,353.33	1,426.19
March 31, 2013	1,569.19	1,457.15	1,569.19
June 30, 2013	1,669.16	1,541.61	1,606.28
September 30, 2013	1,725.52	1,614.08	1,681.55
December 31, 2013	1,848.36	1,655.45	1,848.36
March 31, 2014	1,878.04	1,741.89	1,872.34
June 30, 2014	1,962.87	1,815.69	1,960.23
September 30, 2014	2,011.36	1,909.57	1,972.29
December 31, 2014	2,090.57	1,862.49	2,058.90
January 20, 2015*	2,062.14	1,992.67	2,022.55

*	For the period beginning on January 1, 2015 and ending on January 20, 2015

The following graph sets forth the historical performance of Index the based on daily Index Closing Levels from January 1, 2008 through January 20, 2015. The Index Closing Level of the S&P 500 Index on January 20, 2015 was 2,022.55.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Russell 2000 Index

As noted above, the Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

For more details about the Russell 2000 Index, the index sponsor and license agreement between the index sponsor and the issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices—Equity Indices—Russell 2000® Index” and “Risk Factors” on page IS-31 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the Russell 2000 Index

You should not take the historical levels of the Russell 2000 Index as an indication of the future performance of the Russell 2000 Index. The level of the Russell 2000 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the Russell 2000 Index during any period shown below is not an indication that the Russell 2000 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Russell 2000 Index. The actual performance of the Russell 2000 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Index Closing Level of the Russell 2000 Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012, 2013 and 2014 and the first calendar quarter of 2015 (through January 20, 2015), rounded to two decimal places. We obtained the Index Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	753.55	643.97	687.97
June 30, 2008	763.27	686.07	689.66
September 30, 2008	754.38	657.72	679.58
December 31, 2008	671.59	385.31	499.45
March 31, 2009	514.71	343.26	422.75
June 30, 2009	531.68	429.16	508.28
September 30, 2009	620.69	479.27	604.28
December 31, 2009	634.07	562.40	625.39
March 31, 2010	690.30	586.49	678.64
June 30, 2010	741.92	609.49	609.49
September 30, 2010	677.64	590.03	676.14
December 31, 2010	792.35	669.45	783.65
March 31, 2011	843.55	773.18	843.55
June 30, 2011	865.29	777.20	827.43
September 30, 2011	858.11	643.42	644.16
December 31, 2011	765.43	609.49	740.92
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
September 30, 2014	1,208.15	1,101.68	1,101.68
December 31, 2014	1,219.11	1,049.30	1,204.70
January 20, 2015*	1,198.80	1,154.71	1,170.25

*	For the period beginning on January 1, 2015 and ending on January 20, 2015

The following graph sets forth the historical performance of the Russell 2000 Index based on the daily Index Closing Levels from January 1, 2008 through January 20, 2015. The Index Closing Level of the Russell 2000 Index on January 20, 2015 (rounded to two decimal places) was 1,170.25.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.